UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2022

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Paseo Verde Parkway, Suite 280, Henderson, NV 89052
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OTRK	The NASDAQ Global Market
9.50% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value	OTRKP	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth below under Item 2.03 with respect to the Keep Well Note (a defined below) and the letter agreement described therein is hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously reported, on April 15, 2022, Ontrak, Inc. (the “Company”) entered into a Master Note Purchase Agreement (the “Keep Well Agreement”) with Acuitas Capital LLC (“Acuitas”), an entity indirectly wholly owned and controlled by Terren S. Peizer, the Company’s Executive Chairman and largest stockholder, pursuant to which, subject to specified conditions, the Company may borrow up to $25.0 million from time to time.

On July 15, 2022, the Company borrowed $5.0 million under the Keep Well Agreement and applied the proceeds therefrom to pay off in full all outstanding amounts owed by the Company under that certain Note Purchase Agreement, dated as of September 24, 2019, by and among the Company, as issuer, certain of its subsidiaries, as guarantors, the purchasers party thereto from time to time, and Goldman Sachs Specialty Lending Group, L.P., as collateral agent (as amended, the “Note Purchase Agreement”). All obligations owing by the Company and the other Note Parties (as defined in the Note Purchase Agreement) under the Note Purchase Agreement were released, discharged and satisfied in full, the Note Purchase Agreement and all other Note Documents (as defined in the Note Purchase Agreement) were terminated (other than those provisions therein that expressly survive termination), and all liens securing the Company’s obligations under the Note Purchase Agreement were released.

In connection with the borrowing under the Keep Well Agreement, the Company issued to Acuitas a senior secured note in the principal amount of $5.0 million (the “Keep Well Note”), a form of which was filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2022. The Keep Well Note will accrue interest based on the Term SOFR Reference Rate for a 30 day tenor plus a corresponding applicable margin for each interest period (the interest rate for the initial interest period is 17.7%). The Keep Well Note will be due on September 1, 2023, subject to acceleration for certain customary events of default, including for failure to make payments when due, breaches by the Company of certain covenants and representations in the Keep Well Agreement, defaults by the Company under other agreements related to indebtedness, the Company’s bankruptcy or dissolution, and a change of control of the Company. The Company’s obligations under the Keep Well Agreement will be secured by a first priority lien on substantially all of the present and future property and assets of the Company and certain of its subsidiaries, subject to customary exceptions and exclusions.

In accordance with the terms of the Keep Well Agreement, as a result of the borrowing under the Keep Well Agreement, subject to obtaining approval of the Company’s stockholders as required by applicable Nasdaq listing rules, (a) the final 25% of the 739,645 shares of the Company’s common stock (the “Commitment Shares”) that the Company agreed to issue to Acuitas in connection with entering into the Keep Well Agreement will be issued upon obtaining such stockholder approval, and (b) the Company will issue to Acuitas a warrant to purchase 591,716 shares of the Company’s common stock upon obtaining such stockholder approval. The Company agreed to seek such stockholder approval on or on or before September 9, 2022, and the other 75% of the Commitment Shares will also be issued upon obtaining stockholder approval. The warrant issuable to Acuitas will have a term of five years and an exercise price equal to $1.69, which was the consolidated closing bid price of the Company’s common stock as reported by Nasdaq immediately preceding the time the parties entered into the Keep Well Agreement, and will be in the form attached as Appendix B to the Keep Well Agreement, which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2022.

In connection with the Company’s borrowing under the Keep Well Agreement, the Company and Acuitas entered into a letter agreement pursuant to which, among other things, Acuitas waived, subject to the terms and conditions therein (a) the condition in the Keep Well Agreement that the Company shall have unrestricted cash and cash equivalents of greater than $5.0 million as of the date of issuance of any senior secured note pursuant to the Keep Well Agreement and after giving pro forma effect to the purchase of such note by Acuitas, and (b) any violation, through and including August 15, 2022, of the covenant in the Keep Well Agreement that the Company shall have unrestricted cash and cash equivalents of greater than $5.0 million at all times. The foregoing description of the letter agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the letter agreement, a copy of which is filed as an exhibit to this report, which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement dated July 15, 2022, between Ontrak, Inc. and Acuitas Capital LLC
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontrak, Inc.

Date: July 21, 2022	By:	/s/ James J. Park
	Name:	James J. Park
	Title:	Chief Financial Officer

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